Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
MONDAY, MARCH 5, 2007
CLARCOR ANNOUNCES ACQUISITION OF MAJORITY OWNERSHIP IN SINFA SA
FRANKLIN, TN, March 5, 2007 — CLARCOR Inc. (NYSE: CLC) today announced that it has acquired an 80% ownership share in Sinfa SA, a manufacturer of automotive and heavy-duty engine filters based in Casablanca, Morocco. The remaining 20% ownership share will continue to be owned by the Company’s current shareholders. Mr. Ali Moamah, Sinfa’s current Chairman and President, and the Company’s former principal shareholder, will continue to manage the Company. The acquisition is expected to be accretive to CLARCOR in 2007 and will be included in CLARCOR’s Engine/Mobile segment. The terms of the acquisition were not disclosed.
Norm Johnson, CLARCOR’s Chairman and CEO, said: “Sinfa is an outstanding company which manufactures engine filters of the highest quality in a modern and well-managed production facility with ISO 9001, 16949 and 14001 certifications. We have had a relationship with Sinfa as both a customer and a supplier for many years. Our new partnership with the current owners of Sinfa will provide CLARCOR with an extraordinary opportunity to expand the manufacture of our Baldwin brand of filters for distribution to our customers throughout Europe, North Africa and the Middle East. We also expect to invest additional capital, alongside our partner, to expand Sinfa’s current production capacity with a significantly increased emphasis on heavy-duty engine filtration, both for liquid and air filters.”
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Sinfa SA is a privately-owned company based in Casablanca, Morocco. Further information can be found at www.sinfa.ma.
# # #